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                                                                    Exhibit 11.1

                     GENESEE & WYOMING INC. AND SUBSIDIARIES
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                    (in thousands, except per share amounts)

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                                                      Three Months Ended    Six Months Ended
                                                         June 30, 2003       June 30, 2003
                                                         -------------       -------------
BASIC EARNINGS PER SHARE CALCULATION:

Net Income available to common shareholders               $    7,402         $   12,644

Weighted average number of shares
  of common stock                                             15,097             15,058

Earnings per share - basic                                $     0.49         $     0.84

DILUTED EARNINGS PER SHARE CALCULATION:

Net Income                                                $    7,695         $   13,230

Weighted average number of shares of common stock and common stock equivalents outstanding:

  Weighted average number of shares
    of common stock                                           15,097             15,058

  Common stock equivalents issuable under stock
   option plans                                                  262                264

  Common stock equivalents applicable to
   Mandatorily Redeemable Convertible Preferred
    Stock                                                      2,445              2,445

  Weighted average number of shares of common stock
   and common stock equivalents - diluted                     17,804             17,767

Earnings per share - diluted                              $     0.43         $     0.74
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